Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

FOR IMMEDIATE RELEASE

Wednesday, January 2, 2013

CONTACT:	Rob Swadosh / Patrick Malone
The Dilenschneider Group
212-922-0900

INFUSYSTEM HOLDINGS, INC. NAMES JANET SKONIECZNY CHIEF OPERATING OFFICER

MADISON HEIGHTS, MICHIGAN, January 2, 2013—The Board of Directors of InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), the leading national provider of infusion pumps and related services for the U.S. healthcare industry, today announced that Janet Skonieczny, the Company’s Vice President of Operations and Corporate Compliance Officer since 2007, has been named Chief Operating Officer, effective immediately. She will report directly to InfuSystem’s Interim Chief Executive Officer, Dilip Singh.

In this new corporate role, Ms. Skonieczny is responsible for the following: Payor Relationship Management, including CMS Competitive Bidding; Billing and Claims Management; Supply Chain Management; Customer Service and Clinical Support; Inventory and Asset Management; Warehousing/Logistics and Regulatory Issues. Additionally, all of the Company’s Operational functions for pump sales and rentals in Olathe, KS and Madison Heights, MI will report directly to her.

Ms. Skonieczny has also served as Vice President of Operations of InfuSystem, Inc., the Company’s wholly-owned subsidiary, since 1998. She originally joined InfuSystem and its predecessor company, Venture Medical, in 1988.

“Jan Skonieczny is a seasoned and experienced operational healthcare executive who is well prepared to assist the leadership team with executing the Company’s strategic vision and operational plans,” said Interim CEO Dilip Singh. “She is not only familiar with the complexity of the ever-evolving healthcare marketplace that we serve, but also understands the specific needs of payors, health care providers, and patients. This is what distinguishes InfuSystem from all of its competitors and helps make us the leading provider in the Infusion Pump Service industry.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Certain matters discussed in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, including any statement that refers to expectations, projections or other characterizations of future events or circumstances and those which can be identified by the use of forward-looking terminology such as “expects,” “plans,” “may,” “should,” “believes” or “anticipates” and other similar expressions. These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied, or otherwise predicted, by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time-to-time in the Company’s publicly filed documents and in news releases and other communications. The Company disclaims any intention or duty to update any forward-looking statements made in this release.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.